Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

IR@plymouthreit.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS

BOSTON, November 2, 2023 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the third quarter ended September 30, 2023 and other recent developments.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2023 reflect net income attributable to common stockholders of $0.17 per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.46 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.42 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 0.8% on a GAAP basis excluding early termination income for the third quarter compared with the same period in 2022; increased 5.4% on a cash basis excluding early termination income. SS NOI increased 2.7% on a GAAP basis excluding early termination income for the first nine months of 2023 compared with the same period in 2022; increased 6.8% on a cash basis excluding early termination income.
•	Commenced leases during the third quarter experienced a 24.1% increase in rental rates on a cash basis from leases greater than six months with new leases experiencing a 25.9% increase on a cash basis and renewal leases experiencing a 23.6% increase on a cash basis. Through November 1, 2023, executed leases scheduled to commence during 2023, excluding leases associated with new construction, total an aggregate of 5,546,550 square feet, all of which are associated with terms of at least six months. The Company will experience a 20.1% increase in rental rates on a cash basis from these leases.
•	Issued approximately 2.1 million common shares through its ATM program at an average price of $23.04 per share, raising approximately $48.1 million in net proceeds.
•	Completed the disposition of an industrial building in Chicago for $19.9 million, yielding a 4.9% cap rate on in-place NOI and an IRR of 31.1% over a six-year hold period; the sale resulted in $14.0 million of net proceeds after the payoff of a secured mortgage and other adjustments.
•	Redeemed all outstanding shares of the 7.50% Series A Cumulative Redeemable Preferred Stock for a total redemption payment of $48.8 million.
•	Paid a regular quarterly cash dividend for the third quarter of 2023 of $0.225 per share for the common stock and a prorated cash dividend of $0.34647 per share for the Preferred Stock.
•	On November 1, repaid the AIG Loan in full in the amount of approximately $110 million, or $106.9 million after factoring the release of lender escrows; the repayment leaves the Company with only $18.6 million of debt maturing until August 2025.
•	Affirmed the full year 2023 guidance range for Core FFO of $1.84 to $1.86 per weighted average common share and units previously issued on August 3, 2023, increased its range of net income to $0.32 to $0.34 per weighted average common share and units and adjusted the accompanying assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The strong demand for our space within the Golden Triangle continues to support our portfolio performance as occupancy remains within our targets, leases are signing consistent with the 18% to 20% mark-to-market in the existing portfolio, and the remaining space in our new developments continues to be absorbed. With the multi-year buildup expected from the Golden Triangle’s manufacturing resurgence, we believe our type of industrial space and our properties are well-positioned for the leasing opportunities we are anticipating in 2024 and 2025. We have also made significant progress in simplifying our balance sheet and bringing leverage below our year-end target earlier than we had anticipated.”

Financial Results for the Third Quarter of 2023

Net income attributable to common stockholders for the quarter ended September 30, 2023 was $7.5 million, or $0.17 per weighted average common share outstanding, compared with net loss attributable to common stockholders of $8.0 million, or $(0.19) per weighted average common share outstanding, for the same period in 2022. The year-over-year improvement was primarily due to a $12.1 million net gain on sale of real estate and an increase in net operating income, partially offset by increased interest expense resulting from higher interest rates. Weighted average common shares outstanding for the third quarters ended September 30, 2023 and 2022 were 44.1 million and 41.1 million, respectively.

Consolidated total revenues for the quarter ended September 30, 2023 were $49.8 million, compared with $47.8 million for the same period in 2022.

NOI for the quarter ended September 30, 2023 was $34.0 million compared with $33.3 million for the same period in 2022. Same store NOI (“SS NOI”) excluding early termination income – GAAP basis for the quarter ended September 30, 2023 was $30.1 million compared with $29.9 million for the same period in 2022, an increase of 0.8%. SS NOI excluding early termination income – Cash basis for the quarter ended September 30, 2023 was $29.8 million compared with $28.3 million for the same period in 2022, an increase of 5.4%. SS NOI for the third quarter was positively impacted by rent escalations and renewal and new leasing spreads. The same store portfolio is comprised of 182 buildings totaling 30.8 million square feet, or 90.3% of the Company’s total portfolio, and was 98.6% occupied as of September 30, 2023.

EBITDAre for the quarter ended September 30, 2023 was $30.7 million compared with $29.2 million for the same period in 2022.

Core FFO for the quarter ended September 30, 2023 was $20.6 million compared with $19.4 million for the same period in 2022, primarily as a result of the growth in same-store NOI, contribution from developments placed into service and a decrease in preferred stock dividends resulting from the full conversion of the Series B Convertible Stock and redemption of the Series A Cumulative Preferred Stock, partially offset by an increase in interest expense. The Company reported Core FFO for the quarter ended September 30, 2023 of $0.46 per weighted average common share and unit compared with $0.46 per weighted average common share and unit for the same period in 2022. Weighted average common shares and units outstanding for the third quarters ended September 30, 2023, and 2022 were 44.9 million and 41.9 million, respectively.

AFFO for the quarter ended September 30, 2023 was $19.0 million, or $0.42 per weighted average common share and unit, compared with $17.0 million, or $0.40 per weighted average common share and unit, for the same period in 2022. The results reflected the aforementioned changes in Core FFO and a reduction in straight-line rent adjustments.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of November 1, 2023, the Company’s current cash balance was approximately $9.1 million, excluding operating expense escrows of approximately $5.7 million, and it has approximately $178.1 million of capacity under the existing unsecured line of credit.

During the third quarter, the Company issued approximately 2.1 million common shares through its ATM program at an average price of $23.04 per share, raising approximately $48.1 million in net proceeds.

On September 6, 2023, the Company redeemed all of its outstanding 7.50% Series A Cumulative Redeemable Preferred Stock for a total redemption payment of $48.8 million at a redemption price equal to $25.00 per share. On the same date, a dividend in the amount of $0.34647 per share of Series A Preferred Stock was paid in cash to holders of record at the close of business on August 25, 2023. The shares of Preferred Stock were delisted from trading on the NYSE American.

On November 1, 2023, Plymouth repaid the AIG Loan in full in the amount of approximately $110 million, or $106.9 million after factoring the release of lender escrows. The repayment was funded with a $106.9 million draw on the Company’s unsecured credit facility. The previously encumbered assets under the AIG Loan were added to the unencumbered pool of the unsecured credit facility, thereby expanding availability on the line of credit by approximately $19 million after factoring the draw. The Company intends to execute an interest rate swap for the full outstanding balance of the unsecured credit facility over the remaining term, which matures in August 2025.

Investment and Disposition Activity

As of September 30, 2023, the Company had real estate investments comprised of 211 industrial buildings totaling 34.1 million square feet.

On September 15, 2023, Plymouth sold its 306,552-square-foot industrial building at 6510 West 73rd Street in Chicago for $19.9 million to an undisclosed owner-user. Plymouth’s net proceeds after the payoff of a $6.7 million mortgage secured by the property, return of lender escrowed reserves and other adjustments were $14.0 million. The Company used the proceeds to pay down outstanding borrowings on its credit facility and fund its development program. The sale yielded a 4.9% cap rate on in-place NOI and an IRR of 31.1% over a six-year hold period.

Plymouth has one additional industrial building under contract to sale by year end. The sale is expected to generate approximately $16.8 million in proceeds.

During the quarter, the Company delivered its 180,000-square-foot industrial building in Atlanta and its 40,572-square-foot industrial building in Jacksonville. Plymouth signed 119,000 square feet of new construction leases that commenced during the quarter, bringing the occupancy in its delivered development projects to 68.3% at September 30, 2023. For the remaining 215,000 square feet of space yet to be leased in its development program, Plymouth has active proposals under consideration for 100% of this space.

Plymouth has two fully leased projects in Jacksonville totaling 92,670 square feet in the current phase of its development program with approximately 50% of the expected $12.5 million in development costs funded as of September 30, 2023. The first building is expected to come online in the fourth quarter of 2023, and the second building is expected to come online during mid-2024.

Leasing Activity

Leases commencing during the third quarter ended September 30, 2023 totaled an aggregate of 1,761,715 square feet, all of which are associated with terms of at least six months. The Company will experience a 24.1% increase in rental rates on a cash basis from these leases. These leases included 1,194,817 square feet of renewal leases (9.1% of these leases were associated with contractual renewals) with a 23.6% increase in rental rates on a cash basis and 566,898 square feet of new leases with a 25.9% increase in rental rates on a cash basis. Total portfolio occupancy at September 30, 2023 was 97.6% and reflects recent new developments now in service. Same store occupancy at September 30, 2023 was 98.6%.

Through November 1, 2023, executed leases scheduled to commence in 2023 total an aggregate of 5,546,550 square feet, all of which are associated with terms of at least six months. The Company will experience a 20.1% increase in rental rates on a cash basis from these leases. These leases included 1,601,526 square feet of new leases with a 29.4% increase in rental rates on a cash basis and 3,945,024 square feet of renewal leases (10.7% of these leases were associated with contractual renewals) with a 16.3% increase in rental rates on a cash basis. Of the 2023 space leased, 96,979 square feet was vacant at the start of 2023, leaving a net 393,163 square feet, or 6.5% of 2023 expirations, to be addressed.

The Company has leased 2,241,077 square feet of space that will commence during 2024, all of which are associated with terms of at least six months. The Company will experience a 14.3% increase in rental rates on a cash basis from these leases. These leases included 418,294 square feet of new leases with a 42.6% increase in rental rates on a cash basis and 1,822,783 square feet of renewal leases (43.2% of these leases were associated with contractual renewals) with an 9.3% increase in rental rates on a cash basis for these leases.

Quarterly Distributions to Stockholders

On October 31, 2023, the Company paid a regular quarterly common stock dividend of $0.225 per share for the third quarter of 2023 to stockholders of record on September 29, 2023.

Guidance for 2023

Plymouth affirmed the full year 2023 guidance range for Core FFO of $1.84 to $1.86 per weighted average common share and units previously issued on August 3, 2023, increased its range of net income to $0.32 to $0.34 per weighted average common share and units and adjusted the accompanying assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands)	Full Year 2023 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.84	$1.86
Same Store Portfolio NOI growth – cash basis[2]	7.25%	7.75%
Average Same Store Portfolio occupancy – full year	98.4%	98.8%
General and administrative expenses[3]	$14,600	$14,200
Interest expense, net	$39,600	$39,000
Weighted average common shares and units outstanding[4]	44,411	44,411

Reconciliation of net income attributable to common stockholders and unit holders per share to Core FFO guidance:
	Full Year 2023 Range[1]
	Low	High
Net income	$0.32	$0.34
Real estate depreciation & amortization	2.09	2.09
Gain on sale of real estate	(0.51)	(0.51)
Preferred stock dividends	(0.06)	(0.06)
Core FFO	$1.84	$1.86

1)	Our 2023 guidance refers to the Company's in-place portfolio as of November 1, 2023 and an anticipated property disposition at the end of Q4 2023 representing a total contract price of $16.8 million. The disposition is subject to customary closing conditions. As such, there can be no assurance that we will complete the disposition. Our 2023 guidance does not include prospective acquisitions, additional dispositions, or additional capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 182 buildings aggregating 30,832,615 rentable square feet, representing approximately 90% of total in-place portfolio square footage. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $3.0 million for 2023.
4)	As of November 1, 2023, the Company has 45,740,483 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through November 9, 2023, by dialing (877) 344-7529 and entering the replay access code, 1910241.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
Assets
Real estate properties	$1,570,624	$1,555,846
Less accumulated depreciation	(254,402)	(205,629)
Real estate properties, net	1,316,222	1,350,217

Cash	12,034	11,003
Cash held in escrow	11,143	13,376
Restricted cash	7,095	6,834
Deferred lease intangibles, net	56,316	70,718
Interest rate swaps	34,115	30,115
Other assets	39,585	39,055
Total assets	$1,476,510	$1,521,318

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	377,714	389,531
Unsecured debt, net	447,823	447,345
Borrowings under line of credit	65,000	77,500
Accounts payable, accrued expenses and other liabilities	75,112	72,551
Deferred lease intangibles, net	6,604	8,918
Financing lease liability	2,265	2,248
Total Liabilities	974,518	998,093

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 0 and 1,955,513 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively (aggregate liquidation preference of $0 and $48,888 at September 30, 2023 and December 31, 2022, respectively)	—	46,844

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 45,250,184 and 42,849,489 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	452	428

Additional paid in capital	654,346	635,068
Accumulated deficit	(191,882)	(194,243)
Accumulated other comprehensive income	33,695	29,739
Total stockholders' equity	496,611	470,992
Non-controlling interest	5,381	5,389
Total equity	501,992	476,381
Total liabilities, preferred stock and equity	$1,476,510	$1,521,318

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2023	2022	2023	2022

Rental revenue	$49,736	$47,788	$149,006	$136,120
Management fee revenue and other income	29	2	58	90
Total revenues	49,765	47,790	149,064	136,210

Operating expenses:
Property	15,754	14,495	47,398	42,369
Depreciation and amortization	22,881	24,860	70,098	71,759
General and administrative	3,297	4,078	10,586	11,776
Total operating expenses	41,932	43,433	128,082	125,904

Other income (expense):
Interest expense	(9,473)	(8,983)	(28,592)	(23,303)
Earnings (loss) in investment of unconsolidated joint venture	—	—	—	(147)
Loss on extinguishment of debt	(72)	—	(72)	(2,176)
Gain on sale of real estate	12,112	—	12,112	—
(Appreciation) depreciation of warrants	—	—	—	1,760
Total other income (expense)	2,567	(8,983)	(16,552)	(23,866)

Net income (loss)	$10,400	$(4,626)	$4,430	$(13,560)
Less: Net income (loss) attributable to non-controlling interest	$114	$(55)	$46	$(170)
Net income (loss) attributable to Plymouth Industrial REIT, Inc.	$10,286	$(4,571)	$4,384	$(13,390)
Less: Preferred Stock dividends	677	930	2,509	3,949
Less: Series B Preferred Stock accretion to redemption value	—	2,371	—	4,621
Less: Loss on extinguishment/redemption of Series A Preferred Stock	2,021	56	2,023	80
Less: Amount allocated to participating securities	83	62	253	194
Net income (loss) attributable to common stockholders	$7,505	$(7,990)	$(401)	$(22,234)
Net income (loss) per share attributable to common stockholders — basic	$0.17	$(0.19)	$(0.01)	$(0.57)
Net income (loss) per share attributable to common stockholders — diluted	$0.17	$(0.19)	$(0.01)	$(0.57)

Weighted-average common shares outstanding — basic	44,056,855	41,128,421	43,108,039	38,838,811
Weighted-average common shares outstanding — diluted	44,139,603	41,128,421	43,108,039	38,838,811

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI:	2023	2022	2023	2022
Net income (loss)	$10,400	$(4,626)	$4,430	$(13,560)
General and administrative	3,297	4,078	10,586	11,776
Depreciation and amortization	22,881	24,860	70,098	71,759
Interest expense	9,473	8,983	28,592	23,303
(Earnings) loss in investment of unconsolidated joint venture	—	—	—	147
Loss on extinguishment of debt	72	—	72	2,176
Gain on sale of real estate	(12,112)	—	(12,112)	—
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Management fee revenue and other income	(29)	(2)	(58)	(90)
NOI	$33,982	$33,293	$101,608	$93,751

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDAre:	2023	2022	2023	2022
Net income (loss)	$10,400	$(4,626)	$4,430	$(13,560)
Depreciation and amortization	22,881	24,860	70,098	71,759
Interest expense	9,473	8,983	28,592	23,303
Loss on extinguishment of debt	72	—	72	2,176
Gain on sale of real estate	(12,112)	—	(12,112)	—
Appreciation (depreciation) of warrants	—	—	—	(1,760)
EBITDAre	$30,714	$29,217	$91,080	$81,918

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2023	2022	2023	2022
Net income (loss)	$10,400	$(4,626)	$4,430	$(13,560)
Gain on sale of real estate	(12,112)	—	(12,112)	—
Depreciation and amortization	22,881	24,860	70,098	71,759
Depreciation and amortization from unconsolidated joint ventures	—	—	—	268
FFO:	$21,169	$20,234	$62,416	$58,467
Preferred stock dividends	(677)	(930)	(2,509)	(3,949)
Acquisition expenses	—	51	85	201
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Loss on extinguishment of debt	72	—	72	2,176
Core FFO	$20,564	$19,355	$60,064	$55,135

Weighted average common shares and units outstanding	44,922	41,906	43,966	39,614
Core FFO per share	$0.46	$0.46	$1.37	$1.39

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2023	2022	2023	2022
Core FFO	$20,564	$19,355	$60,064	$55,135
Amortization of debt related costs	570	565	1,708	1,597
Non-cash interest expense	(50)	676	402	1,582
Stock compensation	827	518	2,128	1,498
Capitalized interest	(282)	(315)	(968)	(521)
Straight line rent	(216)	(1,319)	(1,833)	(3,045)
Above/below market lease rents	(417)	(541)	(1,820)	(2,632)
Recurring capital expenditures (1)	(1,965)	(1,985)	(4,863)	(5,440)
AFFO:	$19,031	$16,954	$54,818	$48,174

Weighted average common shares and units outstanding	44,922	41,906	43,966	39,614
AFFO per share	$0.42	$0.40	$1.25	$1.22

(1) Excludes non-recurring capital expenditures of $8,132 and $20,517 for the three months ended September 30, 2023 and 2022, respectively, and $24,185 and $42,960 for the nine months ended September 30 2023 and 2022, respectively.

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, appreciation (depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.